Casper Reports First Quarter 2020 Results
First Quarter 2020 Revenue Increased 26% YoY to $113.0 million
E-Commerce Strength Accelerating into Q2
Successful Launch of 2020 Mattress Collection

NEW YORK - May 12, 2020 - Casper Sleep Inc. (the “Company”) (NYSE: CSPR) today announced financial results for the first quarter (“first quarter 2020”) ended on March 31, 2020.

First Quarter 2020 Financial Summary (as compared to the first quarter ended March 31, 2019)

•Revenue, net increased 26.4% to $113.0 million;
•Direct-to-Consumer Revenues increased 12.8% to $90.3 million;
•Retail Partnership Revenues increased 142.9% to $22.7 million;
•Gross Profit increased 21.6% to $53.0 million with gross margin of 46.9%, a decrease of (190) basis points; and
•Cash and cash equivalents of $116.1 million

Philip Krim, Chief Executive Officer, commented: “I am pleased with the solid financial results in Q1 and strong early performance in Q2. Our brand and digital strength have positioned us well to address shifting consumer behaviors. We also recently took decisive actions to reduce costs by more than $10 million on an annualized basis, demonstrating our commitment to achieving positive EBITDA.

Our Direct-to-Consumer and Retail Partnership channels both performed well in Q1. Further, our e-commerce business exited the first quarter with strong momentum. We achieved preliminary revenue growth of over 15% year-over-year in April, led by e-commerce growth of over 35% and retail partnership growth of over 20%. Our DTC channel was up over 15% despite the closure of all of our retail stores throughout April. The launch of our 2020 Mattress collection is off to a great start with the new lineup resonating strongly in the marketplace and we expect it to lift our overall gross profit margins.

We believe our strong balance sheet and cash position provide us with the flexibility and resiliency to not only weather this pandemic, but to emerge in a stronger competitive position allowing us to take continued market share. With our recent cost reduction initiatives, the strong performance of our e-commerce platform and our sales and marketing investments, we remain confident in our path to achieve positive EBITDA profitability.”

First Quarter 2020 Review (all comparisons to the first quarter ended March 31, 2019)

Revenue, net was $113.0 million, an increase of $23.6 million, or 26.4%, compared to $89.4 million. Revenue, net increased as a result of increased sales through our direct-to-consumer and retail partnership channels and the introduction of new products. Direct-to-consumer sales increased 12.8% as we continued to gain market share and expand our retail presence to 59 stores, with two new stores opened during the first quarter 2020. Due to the COVID-19 outbreak, we temporarily closed our owned retail stores beginning March 17, 2020, which negatively impacted our revenue in our owned retail stores in the first quarter. Sales to retail partners increased 142.9% period-over-period, driven by growth of sales activity with existing partners, the introduction of 11 new partners compared to the same period a year ago to end the quarter with 20 partners, and the expansion of our product offerings.

Gross profit was $53.0 million, an increase of $9.4 million, or 21.6%, compared to $43.6 million. Gross margin was 46.9% compared to 48.7%. The decrease in gross margin was driven by a 130 basis points charge associated with a change in logistics provider, which we expect will have an ongoing benefit to cost of goods sold, and increased discounting versus the same period in the prior year due mainly to clearance sales of prior models in advance of the new mattress launch at the end of the first quarter of 2020.

Sales and marketing expenses as a percentage of revenue, net remained flat at 33.1% in the first quarter of 2020. Sales and marketing expenses were $37.5 million, an increase of $7.9 million, or 26.6%, compared to $29.6 million.

General and administrative expenses, including store operating costs, were $48.3 million, an increase of $17.4 million, or 56.4%, compared to $30.9 million. General and administrative expenses increased as we invested to support our growing retail business, particularly with the operating costs of 37 net new retail stores compared to the first quarter of 2019, as well as additional investments in software and product development and new public company costs. General and administrative expenses as a percentage of revenue, net increased from 34.5% to 42.7%.

Net loss was $(34.5) million, an increase of $(17.0) million, or 97.5%, compared to a net loss of $(17.4) million.

Adjusted EBITDA loss was $(22.9) million, an increase of $(8.6) million, or 59.7%, compared to a loss of $(14.3) million. See below for a reconciliation of Adjusted EBITDA to the most directly comparable measure calculated in accordance with GAAP, net loss.

Balance Sheet

As of March 31, 2020, the Company had cash and cash equivalents of $116.1 million compared to $67.6 million as of December 31, 2019. The increase was driven by $88.3 million in cash from financing activities, including $88.2 million from the issuance of equity, partially offset by $33.1 million of cash used in operating activities and $7.1 million invested in property and equipment, primarily to build retail stores.

COVID-19 Update & Recent Initiatives

Casper is closely monitoring how the spread of the COVID-19 pandemic is affecting its employees, customers and business operations. We have developed preparedness plans to help protect the safety of our employees and customers, while safely continuing business operations.

Due to the global spread of the outbreak, the severity of the pandemic in New York and California where we have corporate offices, and in line with guidance from public health officials, we have temporarily restricted access to our offices and implemented a mandatory remote work policy during this period. Our offices will remain closed until we are able to safely and responsibly re-open them in accordance with governmental and public health guidance. In addition, our owned retail stores have been temporarily closed since March 17, 2020. As physical retail begins to re-open in certain areas across the country, we will begin offering virtual consultations from select stores starting this week and, once we are able to responsibly do so in accordance with government and public health guidance, will subsequently introduce one-on-one in-store appointments, followed by curbside pickup services. The health and safety of our customers and employees remain our top priority, and we are implementing a suite of COVID-19-related operating policies and protocols as part of our re-opening procedures.

Additionally, we are reducing the number of planned new retail store openings in 2020 and based on this updated store growth outlook, we expect total 2020 capital expenditures to be below $15 million.

With respect to our supply chain, we have worked with our manufacturing, logistics and other supply chain partners to build communication and monitoring processes for all aspects of our product and delivery supply chain. To date, while certain of our suppliers have temporarily shut down their facilities due to the COVID-19 outbreak, we have experienced only minor impacts to our inventory availability and delivery capacity since the outbreak, none of which has materially impacted our ability to service our customers, due in part to the new suppliers and increased sourcing capabilities we on-boarded throughout 2019 and into 2020.

As a result, the COVID-19 pandemic has impacted, and we expect will continue to impact, our revenues, results of operations and financial condition. In response, we have taken proactive measures focused on optimizing our business model and cash management. Specifically, we implemented an employee furlough program applicable to our exempt and non-exempt retail employees and a reduction in personnel that will impact approximately 80 corporate employees across our North American and European offices, comprising approximately 21% of our corporate workforce globally. In addition, on April 21, 2020, we announced the wind-down of our European operations, which is expected to be largely completed by the end of 2020. As a result of these actions, we expect to achieve more than $10 million in annualized savings and to incur approximately $1.0 million in employee-related expenses. Coupled with the $116.1 million in cash and cash equivalents on our balance sheet as of March 31, 2020, we believe these restructuring initiatives will further strengthen our balance sheet position and provide us with the flexibility and resilience to weather the COVID-19 pandemic.

We are also carefully monitoring shifting consumer behavior from physical retail stores to our online platform. As of the date of this press release, we have observed continued strength in our e-commerce sales since the end of the quarter ended March 31, 2020, due in part to changing consumer behavior during the COVID-19 pandemic and a multi-year high in e-commerce marketing efficiency due to recent declines in advertising costs. It remains uncertain, however, whether these trends will continue as the pandemic and the responses to it evolve. In addition, while certain of our retail partners have temporarily closed their stores due to the COVID-19 pandemic, we have not experienced a material impact on retail partnership sales, as our online sales with retail partners have remained stable and the majority of our largest retail partners’ stores have remained open for business. Further, we have not experienced any material issues to date with respect to our accounts receivables from our retail partners, nor have we needed to materially increase our allowances for accounts receivable balances. We are, however, continuing to work closely with our retail partners to monitor the situation.

At this time, there is significant uncertainty relating to the trajectory of the COVID-19 pandemic and impact of related responses. While we observed certain favorable developments in our operating results since the quarter ended March 31, 2020, there is no guarantee that such trends will continue, or that our business, financial condition or results of operations will not be further impacted by the continued spread of the pandemic. Given the evolving economic and operating environment, we will not be providing full-year financial guidance for 2020 at this time.

Conference Call & Webcast Information

Casper will host a live conference call to discuss its earnings at 8:00 a.m. Eastern Time on May 12, 2020. Interested parties are invited to listen to the conference call which can be accessed live over the phone by dialing (833) 968-2075 (international callers please dial (778) 560-2612) prior to the scheduled conference call time and provide the following passcode: 9663337. A live audio webcast of the conference call will also be available online at ir.casper.com. Please go to the website at least ten (10) minutes prior to the call to register and to test your system’s audio. A taped replay of the conference call will be available within two hours of the conclusion of the call at ir.casper.com. The replay will be available until May 12, 2021.

Casper periodically provides information for investors on its corporate website, casper.com, and its investor relations website, ir.casper.com. This includes press releases and other information about financial performance, reports filed or furnished with the SEC and information on corporate governance.

About Casper

Casper believes everyone should sleep better. The Sleep Company has a full portfolio of obsessively engineered sleep products—including mattresses, pillows, bedding, and furniture—designed in-house by the Company’s award-winning R&D team at Casper Labs in San Francisco. In addition to its e-commerce business, Casper owns and operates 59 Sleep Shops across North America and its products are available at a growing list of retailers.

Financial Disclosure Advisory

Any statements regarding the Company’s financial performance to date in April 2020 are not necessarily indicative of the Company’s financial performance that may be expected to occur for the second quarter of 2020 or the 2020 fiscal year.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation statements regarding our expectations surrounding the impact of the COVID-19 pandemic and the related effect on our employees, customers and business operations; our expectations surrounding the timing and scope of the wind-down of our European operations and the timing and scope of the reduction in force in North America; anticipated cost savings as a result of our restructuring initiatives; our planned re-openings of our existing retail stores and openings of new retail store locations; our anticipated capital expenditures and the timing of those expenditures; our future competitive position; our future results of operations and financial position; our expectation to achieve positive EBITDA; our business strategy and plans, and objectives of management for future operations and creating long-term value. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: the COVID-19 pandemic could adversely impact our business, financial condition and results of operations; our ability to compete successfully in the highly competitive industries in which we operate; our ability to maintain and enhance our brand; the success of our retail store expansion plans; our ability to successfully implement our growth strategies related to launching new products; the effectiveness and efficiency of our marketing programs; our ability to manage our current operations and to manage future growth effectively; our past results may not be indicative of our future operating performance; our ability to attract new customers or retain existing customers; the growth of the market for sleep as a retail category and our ability to become a leader or maintain our leadership in the category; the impact of social media and influencers on our reputation; our ability to protect and maintain our intellectual property; our exclusive reliance on third-party contract manufacturers whose efforts we are unable to fully control; our ability to effectively implement strategic initiatives; our ability to transfer our supply chain and other business processes to a global scale; risks relating to our international operations and expansion; we are dependent on our retail partners; general economic and business conditions; we could be subject to system failures or interruptions and security breaches; risks relating to changing legal and regulatory requirements, and any failure to comply with applicable laws and regulations; we may be subject to product liability claims and other litigation; we may experience fluctuations in our quarterly operating results; we have and expect to continue to incur significant losses; risks relating to our indebtedness; our need for additional funding, which may not be available; risks relating to taxes; future sales by us our stockholders may cause the market price of our stock to decline; and risks and additional costs relating to our status as a new public company. These and other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019, as updated by the “Risk Factors” section of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, and our other filings with the Securities and Exchange Commission could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change.

Non-GAAP Financial Measures

Adjusted EBITDA is a supplemental measure of our performance that is not required by, or presented in accordance with, GAAP. Adjusted EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income or any other performance measure derived in accordance with GAAP.

We define Adjusted EBITDA as net loss before net interest expense, income tax expense and depreciation and amortization as further adjusted to exclude the impact of stock-based compensation expense, restructuring costs, and transaction costs incurred in connection with our initial public offering. We caution investors that amounts presented in accordance with our definition of Adjusted EBITDA may not be comparable to similar measures disclosed by our competitors, because not all companies and analysts calculate Adjusted EBITDA in the same manner. We present Adjusted EBITDA because we consider them to be important supplemental measures of our performance and believe it is frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in our industry. Management believes that investors’ understanding of our performance is enhanced by including this non-GAAP financial measure as a reasonable basis for comparing our ongoing results of operations.

Management uses Adjusted EBITDA:

•as a measurement of operating performance because it assists us in comparing the operating performance of our business on a consistent basis, as it removes the impact of items not directly resulting from our core operations;
•for planning purposes, including the preparation of our internal annual operating budget and financial projections;
•to evaluate the performance and effectiveness of our operational strategies; and
•to evaluate our capacity to expand our business.

By providing this non-GAAP financial measure, together with the reconciliation, we believe we are enhancing investors’ understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing our strategic initiatives. Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation, or as an alternative to, or a substitute for net income or other financial statement data presented in our consolidated financial statements as indicators of financial performance. Some of the limitations are:

•such measures do not reflect our cash expenditures;
•such measures do not reflect changes in, or cash requirements for, our working capital needs;
•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and such measures do not reflect any cash requirements for such replacements; and
•other companies in our industry may calculate such measures differently than we do, limiting their usefulness as comparative measures.

Due to these limitations, Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using these non-GAAP measures only supplementally. As noted in the Reconciliation of Non-GAAP metrics table elsewhere in this press release, Adjusted EBITDA includes adjustments to exclude the impact of stock-based compensation expense and material infrequent items, including but not limited to the costs of our initial public offering and restructuring costs, among other items. It is reasonable to expect that these items will occur in future periods. However, we believe these adjustments are appropriate because the amounts recognized can vary significantly from period to period, do not directly relate to the ongoing operations of our business and may complicate comparisons of our internal operating results and operating results of other companies over time. In addition, Adjusted EBITDA includes adjustments for other items that we do not expect to regularly record following our initial public offering. Each of the normal recurring adjustments and other adjustments described in this paragraph and in the Reconciliation of Non-GAAP metrics table elsewhere in this press release help management with a measure of our core operating performance over time by removing items that are not related to day-to-day operations.

Press Contact

Emma Frane
emma.frane@casper.com

Investor Relations Contact

IR@casper.com

Casper Sleep Inc. and Subsidiaries
Consolidated Balance Sheets
(In thousands, except per share amounts)
(Unaudited)

	As of
Assets	March 31, 2020	December 31, 2019
Current assets:
Cash and cash equivalents	$116,123	$67,578
Accounts receivable, net	20,421	31,059
Prepaid expenses and other current assets	23,815	23,924
Inventory, net	38,872	39,358
Total current assets	199,231	161,919
Property and equipment, net	69,686	66,262
Other assets	2,042	2,137
Total assets	$270,959	$230,318

Liabilities, Convertible Preferred Stock and Stockholders’ Equity/(Deficit)
Current liabilities:
Accounts payable	$38,309	30,734
Accrued expenses	55,359	73,130
Deferred revenue	3,831	9,673
Other current liabilities	30,541	34,422
Total current liabilities	128,040	147,959
Other liabilities	73,154	69,492
Total liabilities	201,194	217,451
Convertible preferred stock, $0.000001 par value - zero and 19,213 shares authorized; zero and 19,181 issued and outstanding as of March 31, 2020 and December 31, 2019, respectively	—	319,961
Stockholders’ equity/(deficit):
Common stock, $0.000001 par value - 170,000 and zero shares authorized; 39,677 and zero issued and outstanding as of March 31, 2020 and December 31, 2019, respectively
Additional paid-in capital	428,975	18,097
Accumulated other comprehensive (loss) income	516	69
Accumulated deficit	(359,726)	(325,260)
Total stockholders’ equity/(deficit)	69,765	(307,094)
Total liabilities, convertible preferred stock and stockholders’ equity/(deficit)	$270,959	$230,318

Casper Sleep Inc. and Subsidiaries
Consolidated Statements of Operations and Comprehensive Loss
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2020	2019
Revenue, net	$113,044	$89,437
Cost of goods sold	60,080	45,865
Gross profit	52,964	43,572
Operating expenses
Sales and marketing expenses	37,474	29,605
General and administrative expense	48,298	30,884
Total operating expenses	85,772	60,489
Loss from operations	(32,808)	(16,917)
Other (income) expense
Net interest expense	2,156	257
Other (income) expense, net	(514)	275
Total other expenses, net	1,642	532
Loss before income taxes	(34,450)	(17,449)
Income tax expense	16	—
Net loss	(34,466)	(17,449)
Other comprehensive income (loss)
Currency translation adjustment	447	198
Total comprehensive loss	$(34,019)	$(17,251)

Net loss per share attributable to common stockholders, basic and diluted	(1.23)	(1.68)
Weighted-average number of shares used in computing net loss per share attributable to common stockholders, basic and diluted	27,910,664	10,415,686

Casper Sleep Inc. and Subsidiaries
Consolidated Statement of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2020	2019
Cash flows used in operating activities:
Net loss	$(34,466)	$(17,449)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	4,129	1,112
Stock based compensation expense	2,661	1,650
Other	423	125

Changes in assets and liabilities:
Accounts receivable, net	10,637	9,236
Prepaid expenses and other current assets	110	895
Inventory, net	486	2,683
Other assets	95	(1,978)
Accounts payable	7,113	(1,354)
Accrued expenses	(17,771)	167
Deferred revenue	(5,842)	(3,424)
Other liabilities	(643)	1,881
Net cash used in operating activities	(33,068)	(6,456)
Cash flows used in investing activities:
Purchases of property and equipment	(7,090)	(7,065)
Note receivable	—	229
Net cash used in investing activities	(7,090)	(6,836)
Cash flows provided by financing activities:
Exercise of stock options and warrants	50	89
Proceeds from equity issuance	88,206	43,127
Repayment on borrowings	—	(2,279)
Net cash provided by financing activities	88,256	40,937
Effect of exchange rate changes	447	198
Net change in cash and cash equivalents	48,545	27,843
Cash and cash equivalents at beginning of period	67,578	28,355
Cash and cash equivalents at end of the period	$116,123	$56,198

Supplemental disclosure of cash paid for:
Interest paid	(1,180)	(195)

Casper Sleep Inc. and Subsidiaries
Reconciliation of Non-GAAP Metrics
(In thousands)
(unaudited)

	Three months ended March 31,
(in thousands)	2020	2019
Net loss	$(34,466)	$(17,449)
Income tax expense	16	—
Net interest expense	2,156	257
Depreciation and amortization	4,129	1,152
Stock based compensation	2,661	1,650
Restructuring	1,830	—
Transaction costs	787	57
Adjusted EBITDA	$(22,887)	$(14,333)

	Three months ended March 31,
(in thousands)	2020	2019
Gross Profit	$52,964	$43,572
Sales and Marketing Expenses	37,474	29,605
Contribution Margin	$15,490	$13,967